Exhibit 4.12

FOURTH AMENDMENT+

October 31, 2016

This FOURTH AMENDMENT, dated as of the date specified above (this “Amendment”), is by and among EFR 2016-1, LLC (the “Issuer”) and Bankers Trust Company, in its capacity as indenture trustee and securities intermediary (the “Indenture Trustee”).  Whenever used in this Amendment and unless the context requires a different meaning, capitalized terms used herein and not otherwise expressly defined herein shall have the meanings assigned to such terms in Part I of Appendix A to the Indenture dated as of January 15, 2016 by and between the Issuer and the Indenture Trustee (as amended, restated, supplemented or otherwise modified, the “Indenture”).

WHEREAS, the Issuer and the Indenture Trustee desire to amend the Indenture in certain respects; and

WHEREAS, all of the Variable Funding Note Noteholders and all of the Note Owners (the “Consenting Investors”) have executed consents (the “Investor Consents”) to this Amendment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Amendments to Indenture.

i.	The definition of “Aggregate Cumulative Delinquency Trigger” in Part I of Appendix A to the Indenture is hereby amended and restated as follows:

““Aggregate Cumulative Delinquency Trigger” shall occur with respect to a Collection Period in the event that the Aggregate Cumulative Delinquency Ratio on the last day of a Collection Period is greater than ***%.”

ii.	The definition of “Investment Pool Cumulative Delinquency Trigger” in Part I of Appendix A to the Indenture is hereby amended and restated as follows:

““Investment Pool Cumulative Delinquency Trigger” shall occur with respect to a Collection Period in the event that the Investment Pool Cumulative Delinquency Ratio on the last day of a Collection Period (i) for the Initial Term Note Collateral Investment Pool is greater than ***%, (ii) for a Term Note A Collateral Investment Pool is greater than ***% and (iii) for a Term Note B Collateral Investment Pool is greater than ***%.”

2.Limited Waiver. The Issuer and the Indenture Trustee (on its own behalf and on behalf of the Consenting Investors) hereby agree that, notwithstanding Section 10.02 of the Indenture, the Issuer shall not be required to deliver an Issuer Tax Opinion in connection with this Amendment.

+	Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Securities and Exchange Commission.

***	Indicates confidential material redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the redacted material.

3.Reference to and Effect Upon the Transaction Documents.  Except as specifically amended hereby, all terms, conditions, covenants, representations and warranties contained in the Transaction Documents, and all rights of the parties thereto and all of the obligations under the Transaction Documents, shall remain in full force and effect.

4.GOVERNING LAW.  THIS AMENDMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

5.Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Signatures of the parties hereto transmitted by facsimile or by electronic media or similar means shall be deemed to be their original signature for all purposes.

6.Severability.  The invalidity, illegality, or unenforceability of any provision in or obligation under this Amendment in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Amendment or of such provision or obligation in any other jurisdiction.  If feasible, any such offending provision shall be deemed modified to be within the limits of enforceability or validity; provided that if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Amendment in all other respects shall remain valid and enforceable.

7.Further Assurances.  The parties hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Amendment and the consummation of the transactions contemplated hereby.

8.Headings.  The headings of this Amendment are for convenience of reference and shall not form part of, or affect the interpretation of, this Amendment.

9.Consent to Amendment.  The Indenture Trustee hereby certifies, as of the date hereof, that:

(i)pursuant to Section 4.04(m) of the Indenture, the Indenture Trustee is the Note Registrar for the Registered Notes;

(ii)as of the date hereof, there are no more than ten separate Variable Funding Note Noteholders registered in the Note Register and no more than ten separate Term Note Owners (including for such purpose the maximum number of Term Note Partners (as defined in the Certificate of Term Note Owner)) listed in the register of Note Interests maintained by the Indenture Trustee pursuant to Section 4.04(n) of the Indenture; and

(iii)the Consenting Investors hold in the aggregate all of the Outstanding Principal Amount of all Outstanding Notes.

The parties hereto acknowledge that, in making the certifications in the foregoing clauses (ii) and (iii), the Indenture Trustee has relied solely and exclusively (without any duty to make further inquiry, including any duty to inquire whether a holder holds for the account of one or more other persons) on (A) the Certificates of Variable Funding Note Noteholders and Certificates of Term Note Owners received by it pursuant to the terms of the Indenture and as contemplated therein and (B) the Investor Consents.

[Remainder of Page Intentionally Left Blank; Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

EFR 2016-1, LLC
By: /s/ Steve Cunningham
Name: Steve Cunningham
Title: CFO

BANKERS TRUST COMPANY, as Indenture Trustee and not in its individual capacity

By:/s/ Diana VanVleetName: Diana VanVleet

Title: VP Trust Officer

BANKERS TRUST COMPANY, as Securities Intermediary and not in its individual capacity

By:/s/ Diana VanVleetName: Diana VanVleet

Title: VP Trust Officer